Exhibit 10.2

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

dated as of July 18, 2011

between

SUNOCO, INC.

and

SUNCOKE ENERGY, INC.

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01.	Certain Defined Terms	1

ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01.	Services	3
Section 2.02.	Duration of Services	3
Section 2.03.	Additional Unspecified Services	4
Section 2.04.	New Services	5
Section 2.05.	Transition Services Managers	5
Section 2.06.	Personnel	6

ARTICLE III
SUNOCO MATERIALS

Section 3.01.	Corporate Policies	6
Section 3.02.	Limitation on Rights and Obligations with Respect to the Sunoco Materials	7

ARTICLE IV
OTHER ARRANGEMENTS
Section 4.01.	Software and Software Licenses	7

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01.	Sunoco Computer-Based and Other Resources	9
Section 5.02.	Access to Facilities	9
Section 5.03.	Cooperation	10

ARTICLE VI
COSTS AND DISBURSEMENTS

Section 6.01.	Costs and Disbursements	10
Section 6.02.	Taxes	11
Section 6.03.	No Right to Set-Off	11

ARTICLE VII
STANDARD FOR SERVICE

Section 7.01.	Standard for Service	11

-i-

-ii-

SCHEDULE A Sunoco Services	A-1
SCHEDULE B SunCoke Services	B-1
EXHIBIT I Services Managers	I-1

-iii-

This TRANSITION SERVICES AGREEMENT, dated as of July 18, 2011 (this “Agreement”), is by and between Sunoco, Inc., a Pennsylvania corporation (“Sunoco”), and SunCoke Energy, Inc., a Delaware corporation (“SunCoke”).

RECITALS

WHEREAS, Sunoco and SunCoke have entered into a Separation and Distribution Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, the Parties (as defined below) agreed that (a) Sunoco shall provide or cause to be provided to SunCoke (and/or its Affiliates on the date of this Agreement immediately after giving effect to the IPO (as defined in the Separation Agreement), collectively referred to as the “SunCoke Entities”) certain services, use of facilities and other assistance on a transitional basis; and (b) SunCoke shall provide or cause to be provided to Sunoco (and/or its Affiliates on the date of this Agreement immediately after giving effect to the Separation, collectively referred to as the “Sunoco Entities”) certain services, use of facilities and other assistance on a transitional basis, in each of cases (a) and (b), in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by Sunoco and SunCoke on or prior to the IPO Closing Date (as defined in the Separation Agreement).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. (a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in Section 11.03(a).

“Dispute” shall have the meaning set forth in Section 9.01(a).

“Facilities” shall have the meaning set forth in Section 5.02(b).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

“Interest Payment” shall have the meaning set forth in Section 6.01(c).

“New Services” shall have the meaning set forth in Section 2.04(a).

“Party” means Sunoco and SunCoke individually, and “Parties” means Sunoco and SunCoke collectively, and, in each case, their permitted successors and assigns.

“Provider” means the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 8.04.

“Recipient” means the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 8.05.

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Charges” shall have the meaning set forth in Section 6.01(a).

“Service Extension” shall have the meaning set forth in Section 10.01(d).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Services” shall have the meaning set forth in Section 2.01.

“SunCoke” shall have the meaning set forth in the Preamble.

“SunCoke Entities” shall have the meaning set forth in the Recitals.

“SunCoke Services” shall have the meaning set forth in Section 2.01.

“SunCoke Services Manager” shall have the meaning set forth in Section 2.05(b).

“Sunoco” shall have the meaning set forth in the Preamble.

“Sunoco Entities” shall have the meaning set forth in the Recitals.

“Sunoco Materials” shall have the meaning set forth in Section 3.01(a).

“Sunoco Services” shall have the meaning set forth in Section 2.01.

“Sunoco Services Manager” shall have the meaning set forth in Section 2.05(a).

“Termination Charges” shall mean, with respect to the early termination of any Service (i) prior to the expiration of the applicable minimum service period or (ii) without the requisite early termination notice, in each case, as set forth in the Schedule relating to such Service, a monthly amount equal to any and all Services Charges payable by the Recipient in connection with such Service (x) for the remainder of the applicable minimum service period, if any, or (y) if there is no minimum service period, for the remainder of the term of such Service, in each case, payable on a monthly basis in accordance with Section 6.01(a); provided, however, that the Provider shall use its commercially reasonable efforts to reduce any costs, fees or expenses incurred by the Provider or payable to any unaffiliated third-party provider in connection with the provision of such Service and credit any such reductions against the Termination Charges payable by the Recipient (it being agreed that no Termination Charges shall be payable by a Recipient with respect to the early termination of a Service in accordance with Section 10.01(b) and after the minimum service period applicable to such Service set forth in the applicable Schedule).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services. Subject to the terms and conditions of this Agreement, (a) Sunoco shall provide (or cause to be provided) to the SunCoke Entities the services listed on Schedule A to this Agreement (the “Sunoco Services”) and (b) SunCoke shall provide (or cause to be provided) to the Sunoco Entities the services listed on Schedule B to this Agreement (the “SunCoke Services,” and, collectively with the Sunoco Services, any Additional Services, any Service Increases and any New Services, the “Services”). All of the Services shall be for the sole use and benefit of the respective Recipient and its respective Party.

Section 2.02. Duration of Services. Subject to the terms of this Agreement, each of Sunoco and SunCoke shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the period of the maximum duration for such Service as set forth on Schedule A, or Schedule B (each a “Schedule”, and collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 10.01(b); provided, however, that each Recipient shall use its commercially reasonable efforts to transition itself to a stand-alone entity with respect to each Service during the period for such Service as set forth in the relevant Schedules; and provided, further, to the extent that a Provider’s ability to provide a Service is dependent on the continuation of either a Sunoco Service or a SunCoke Service (and such dependence has been made known to the other Party), as the case may be, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Sunoco Service or supporting SunCoke Service, as the case may be.

Section 2.03. Additional Unspecified Services. (a) After the date of this Agreement, if Sunoco or SunCoke (i) identifies a service that (x) the Sunoco Entities provided to the SunCoke Business prior to the IPO Closing Date that SunCoke reasonably needs in order for the SunCoke Business to continue to operate in substantially the same manner in which the SunCoke Business operated prior to the IPO Closing Date, and such service was not included on Schedule A (other than because the Parties agreed such service shall not be provided), or (y) the SunCoke Entities provided to Sunoco or its Affiliates prior to the IPO Closing Date that Sunoco reasonably needs in order for the Sunoco Business to continue to operate in substantially the same manner in which the Sunoco Business operated prior to the IPO Closing Date, and such service was not included on Schedule B (other than because the Parties agreed such service shall not be provided), and (ii) provides written notice to the other party within ninety (90) days following the IPO Closing Date requesting such additional services, then such other party shall use its commercially reasonable efforts to provide such requested additional services (such additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its businesses. In connection with any request for Additional Services in accordance with this Section 2.03(a), the Sunoco Services Manager and the SunCoke Services Manager shall in good faith negotiate the terms of a supplemental Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. The Parties shall agree to the applicable Service Charge and the supplemental Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services. Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b) After the date of this Agreement, if (i) (x) a Recipient requests or (y) a Provider reasonably determines that the Recipient’s business requires, the Provider to increase, relative to historical levels prior to the IPO Closing Date, the volume, amount, level or frequency, as applicable, of any Service provided by such Provider and (ii) such increase is reasonably determined by the Recipient as necessary for the Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall use its commercially reasonable efforts to provide the Service Increases in accordance with such request; provided, however, that no Party shall be obligated to provide any Service Increase if it does not, in its reasonable judgment, have adequate resources to provide such Service Increase or if the provision of such Service Increase would significantly disrupt the operation of its businesses. In connection with any request for Service Increases in accordance with this Section 2.03(b), the Sunoco Services Manager and the SunCoke Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.04. New Services. (a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (the “New Services”). The Party receiving such request shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any New Services, including, because, after negotiations between the Parties pursuant to Section 2.04(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services.

(b) In connection with any request for New Services in accordance with Section 2.04(a), the Sunoco Services Manager and the SunCoke Services Manager shall in good faith (i) negotiate the applicable Service Charge and the terms of a supplemental Schedule, which supplemental Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services, and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.05. Transition Services Managers. (a) Sunoco hereby appoints and designates the individual holding the Sunoco position set forth on Exhibit I to act as its initial services manager (the “Sunoco Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Sunoco Services and have authority to act on Sunoco’s behalf with respect to matters relating to this Agreement. The Sunoco Services Manager will work with the personnel of the Sunoco Entities to periodically address issues and matters raised by SunCoke relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from SunCoke to Sunoco pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the Sunoco Services Manager, or such other individual as specified by the Sunoco Services Manager in writing and delivered to SunCoke by email or facsimile transmission with receipt confirmed. Sunoco shall notify SunCoke of the appointment of a different Sunoco Services Manager, if necessary, in accordance with Section 11.05.

(b) SunCoke hereby appoints and designates the individual holding the SunCoke position set forth on Exhibit I to act as its initial services manager (the “SunCoke Services Manager”), who will be directly responsible for coordinating and managing the delivery of SunCoke Services and have authority to act on SunCoke’ s behalf with respect to matters relating to this Agreement. The SunCoke Services Manager will work with the personnel of the SunCoke Entities to periodically address issues and matters raised by Sunoco relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from Sunoco to SunCoke pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the SunCoke Services Manager or such other individual as specified by the SunCoke Services Manager in writing and delivered to Sunoco by email or facsimile transmission with receipt confirmed. SunCoke shall notify Sunoco of the appointment of a different SunCoke Services Manager, if necessary, in accordance with Section 11.05.

Section 2.06. Personnel. (a) The Provider of any Service will make available to the Recipient of such Service such personnel as may be necessary to provide such Service. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time, so long as there is no resulting increase in costs or decrease in the level of service for the Recipient; provided, however, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires, as set forth in the Schedules, the cooperation and services of the applicable personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service, and (ii) remove and replace such personnel at any time, so long as there is no resulting increase in costs to, or any adverse effect to the provision of such Service by, the Provider; provided, however, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel. The Provider may, in its reasonable discretion and following discussions with the Recipient, request the Recipient to remove and/or replace any such personnel from their roles in respect of the Services being provided by the Provider.

(c) No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

ARTICLE III

SUNOCO MATERIALS

Section 3.01. Corporate Policies. (a) Sunoco shall provide SunCoke access and rights to the corporate compliance policies and manuals published on the Sunoco Intranet (the “Sunoco Materials”). Subject to the terms and conditions of this Agreement, Sunoco grants to SunCoke a non-exclusive, royalty-free, fully paid-up, worldwide license to create or have created materials based on the Sunoco Materials for distribution to employees and suppliers of SunCoke and use such materials in the operation of the SunCoke Business in substantially the same manner as the Sunoco Materials were used by Sunoco prior to the Distribution. It is understood and agreed that Sunoco makes no representation or warranty, express or implied, as to the accuracy or completeness of any of the Sunoco Materials, as to whether the Sunoco Materials comply with Law, as to the non-infringement of any of the Sunoco Materials or as to the suitability of any of the Sunoco Materials for use by SunCoke in respect of its business, or otherwise.

(b) Notwithstanding the foregoing, the text of any materials created by or for SunCoke, and related to, or based upon, any of the Sunoco Materials, may not contain any references to Sunoco (or any of Sunoco’s marks, names, trade dress, logos or other source or business identifiers, including the Sunoco Name and Sunoco Marks), Sunoco’s publications, Sunoco’s personnel (including senior management), Sunoco’s management structures or any other indication that such materials are based upon any of the Sunoco Materials.

Section 3.02. Limitation on Rights and Obligations with Respect to the Sunoco Materials. (a) Sunoco shall have no obligation to (i) notify SunCoke of any changes or proposed changes to any of the Sunoco Materials, (ii) include SunCoke in any consideration of proposed changes to any of the Sunoco Materials, (iii) provide draft changes of any of the Sunoco Materials to SunCoke for review and/or comment or (iv) provide SunCoke with any updated materials relating to any of the Sunoco Materials, except as such updated materials may be necessary in order to permit SunCoke to comply with the requirements of any corporate policy that is contained in the Sunoco Materials and with which SunCoke is otherwise required to comply. SunCoke acknowledges and agrees that, except as expressly set forth above, Sunoco reserves all rights (including all Intellectual Property rights) in, to and under the Sunoco Materials and no rights with respect to ownership or use, except as otherwise expressly provided in this Agreement, shall vest in SunCoke. The Parties acknowledge and agree that the Sunoco Materials are the Confidential Information of Sunoco. SunCoke shall use at least the same degree of care to prevent and restrain the unauthorized use or disclosure of any materials created by or for SunCoke that are based upon any of the Sunoco Materials as it uses for its other confidential information of a like nature, but in no event less than a reasonable degree of care. SunCoke will allow Sunoco reasonable access to personnel and information as reasonably necessary to determine SunCoke’ s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of SunCoke. Subject to Section 9.01, in the event that Sunoco determines that SunCoke has not materially complied with some or all of its obligations with respect to any or all of the Sunoco Materials, Sunoco may terminate SunCoke’s rights with respect to such Sunoco Materials upon written notice to SunCoke and, in such case, Sunoco shall be entitled to require such Sunoco Materials to be returned to Sunoco or destroyed and any materials created by or for SunCoke that are based upon such Sunoco Materials to be destroyed (with such destruction certified by SunCoke in writing to Sunoco promptly after such termination).

(b) If SunCoke determines to cease to avail itself of any of the Sunoco Materials or upon expiration or termination of any period during which SunCoke is permitted to use any of the Sunoco Materials, Sunoco and SunCoke shall cooperate in good faith to take reasonable and appropriate actions to effectuate such determination, expiration or termination, to arrange for the return to Sunoco or destruction of such Sunoco Materials and to protect Sunoco’s rights and interests in such Sunoco Materials.

ARTICLE IV

OTHER ARRANGEMENTS

Section 4.01. Software and Software Licenses. (a) If and to the extent requested by SunCoke, Sunoco shall use commercially reasonable efforts to assist SunCoke in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for Sunoco to provide, or SunCoke to receive, Sunoco Services (which shall include providing SunCoke the opportunity to receive a copy of, or any communication between Sunoco and the applicable third-party licensor in connection therewith); provided, however, that Sunoco and SunCoke shall identify the specific types and quantities of any such software licenses; provided, further, that Sunoco shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable SunCoke to obtain any such license or rights; provided, further, that Sunoco shall not be required to seek broader rights or more favorable terms for SunCoke than those applicable to Sunoco or SunCoke, as the case may be, prior to the date of this Agreement or as may be applicable to Sunoco from time to time hereafter; and, provided, further, that SunCoke shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriation rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that Sunoco’s efforts will be successful or that SunCoke will be able to obtain such licenses or rights on acceptable terms or at all and, where Sunoco enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that SunCoke is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow Sunoco to provide, or SunCoke to receive, such Sunoco Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require SunCoke to pay for any fees, expenses or costs relating to the software license that SunCoke was unable to obtain pursuant to the provisions of this Section 4.01(a).

(b) If and to the extent requested by Sunoco, SunCoke shall use commercially reasonable efforts to assist Sunoco in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for SunCoke to provide, or Sunoco to receive, SunCoke Services (which assistance shall include providing Sunoco the opportunity to receive a copy of, or participate in, any communication between SunCoke and the applicable third party licensor in connection therewith); provided, however, that Sunoco and SunCoke shall identify the specific types and quantities of any such software licenses; provided, further, that SunCoke shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable Sunoco to obtain any such license or rights; provided, further, that SunCoke shall not be required to seek broader rights or more favorable terms for Sunoco than those applicable to Sunoco or SunCoke, as the case may be, prior to the date of this Agreement or as may be applicable to SunCoke from time to time hereafter; and, provided, further, that Sunoco shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriation rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that SunCoke’s efforts will be successful or that Sunoco will be able to obtain such licenses or rights on acceptable terms or at all and, where SunCoke enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that Sunoco is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow SunCoke to provide, or Sunoco to receive, such SunCoke Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require Sunoco to pay for any fees, expenses or costs relating to the software license that Sunoco was unable to obtain pursuant to the provisions of this Section 4.01(b).

(c) In the event that there are any costs associated with obtaining software licenses in accordance with Section 4.01 that (i) would not be payable in the ordinary course, whether (x) in the form of a “transfer fee” or other similar fees or expenses payable by the Recipient, or (y) in connection with a third-party demand to resolve an issue that is unrelated to the Recipient or the license that the Recipient is seeking to obtain, and (ii) would not have been payable by the Recipient absent the need for a consent or waiver in connection with the license that the Recipient is seeking to obtain, such costs shall be split 50/50 between the Provider and the Recipient.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Sunoco Computer-Based and Other Resources.

(a) From and after the date of this Agreement, SunCoke and its Affiliates shall cause all of their personnel having access to the Sunoco Intranet or such other computer software, networks, hardware, technology or computer based resources pursuant to the Separation Agreement, or any Ancillary Agreement, or in connection with performance, receipt or delivery of a Service, to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of Sunoco and its Affiliates (of which Sunoco provides SunCoke notice). SunCoke shall ensure that the access contemplated by this Section 5.01 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

(b) Except as expressly provided in the Separation Agreement or in any other Ancillary Agreements or unless required in connection with the performance or delivery of any Services, each of the Parties and its Affiliates shall cease using (and shall cause their employees to cease using) the services made available by the other Party and its Affiliates prior to the date of this Agreement.

Section 5.02. Access to Facilities. (a) SunCoke shall, and shall cause its Subsidiaries to, allow Sunoco and its Representatives reasonable access to the facilities of SunCoke necessary for Sunoco to fulfill its obligations under this Agreement.

(b) Sunoco shall, and shall cause its Subsidiaries to, allow SunCoke and its Representatives reasonable access to the facilities of Sunoco necessary for SunCoke to fulfill its obligations under this Agreement.

Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(c) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

Section 5.03. Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs & maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 5.03 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

ARTICLE VI

COSTS AND DISBURSEMENTS

Section 6.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement or in the Schedules to this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge” and, collectively, “Service Charges”), which Service Charges shall be agreed to by the Parties from time to time and generally determined in a manner consistent with the historical methodology used by Sunoco for assessing fees with respect to the SunCoke Business. During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of: (i) any increases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services or New Services, and (iii) any increase in the rates or charges imposed by any third-party provider that is providing Services. Together with any monthly invoice for Service Charges, the Provider shall provide the Recipient with documentation to support the calculation of such Service Charges.

(b) Recipient shall reimburse Provider for reasonable out-of-pocket costs and expenses incurred by Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) to the extent that such costs and expenses are not reflected in the Service Charge for such Services; provided, however, that any such cost or expense not consistent with historical practice between the Parties and exceeding $10,000 per month, for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to Recipient in accordance with Provider’s then applicable business travel policies.

(c) The Recipient shall pay the amount of each such invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within fifteen (15) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the Provider. In the absence of a timely notice of billing dispute in accordance with the provisions of Article IX of this Agreement, if the Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of three percent (3%), or the maximum legal rate whichever is lower (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment.

(d) Subject to the confidentiality provisions set forth in Section 11.03, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one such request during any fiscal quarter.

Section 6.02. Taxes. (a) Without limiting any provisions of this Agreement, the Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Service Charges, payable by it pursuant to this Agreement; provided, however, that any applicable gross receipts taxes shall be borne by the Provider unless the Provider is required by law to obtain, or allowed to separately invoice for and obtain, reimbursement of such taxes from the Recipient.

(b) Notwithstanding anything to the contrary in this Section 6.02, or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such taxes that Recipient is required by law to withhold and shall pay over such taxes to the applicable taxing authority.

Section 6.03. No Right to Set-Off. The Service Charges due and payable hereunder shall be invoiced and paid in U.S. dollars, except as may be expressly provided in any relevant Schedule hereto. The Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

ARTICLE VII

STANDARD FOR SERVICE

Section 7.01. Standard for Service. Except where the Provider is restricted by an existing contract with a third party or by Law, the Provider agrees (i) to perform the Services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider prior to the IPO Closing Date or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components; (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any

Service, to respond to such outage, interruption or other failure of any Services in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the IPO Closing Date. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 7.01 so long as the applicable Provider complies with the foregoing clause (ii). As of, or following, the date of this Agreement, if the Provider is or becomes aware of any restriction on the Provider by an existing contract with a third-party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by the Provider to the Recipient, the Provider shall use commercially reasonable efforts to promptly notify the Recipient of any such restriction (which notice shall in any event precede any change to, or reduction in, the nature, quality, standard of care or service levels applicable to delivery of the Services resulting from such restriction) and use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 7.01, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

Section 7.02. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT THE RECIPIENTS ASSUME ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE.

Section 7.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Provider (including any Affiliates and Representatives of the Provider and any third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 8.02. Limitation of Liability. The Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the total aggregate Service Charges (excluding any third-party costs and expenses included in such Service Charges) actually paid to such Provider by the Recipient pursuant to this Agreement.

Section 8.03. Obligation To Reperform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 8.01 and 8.02, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. The remedy set forth in this Section 8.03 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 8.03 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such breach occurred.

Section 8.04. Release and Recipient Indemnity. Subject to Section 8.01, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s bad faith, gross negligence or willful misconduct.

Section 8.05. Provider Indemnity. Subject to Section 8.01, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against any and all Liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider’s bad faith, gross negligence or willful misconduct.

Section 8.06. Indemnification Procedures. The provisions of Article V of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 8.07. Liability for Payment Obligations. Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, Sunoco’s or SunCoke’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 8.08. Exclusion of Other Remedies. The provisions of Sections 8.03, 8.04 and 8.05 of this Agreement shall be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.01. Dispute Resolution.

(a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), Sunoco and SunCoke agree that the Sunoco Services Manager and the SunCoke Services Manager (or such other persons as Sunoco and SunCoke may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of Sunoco and SunCoke within fifteen (15) days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation Agreement; provided, however, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) In any Dispute regarding the amount of a Service Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 9.01(a) and it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (a) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (b) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

ARTICLE X

TERM AND TERMINATION

Section 10.01. Term and Termination. (a) This Agreement shall commence immediately upon the IPO Closing Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon providing at least thirty (30) days’ prior written notice to the Provider; provided, however, that, if the effective date of such termination is earlier than the end of the minimum service period for such Service, then the Recipient must pay any applicable Termination Charges pursuant to Section 10.02; or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient.

A Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Service Charges when due, and such failure shall continue uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider. The relevant Schedule shall be updated to reflect any terminated Service. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that are not identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 10.01(b)(i) prior to the expiration of the period of the maximum duration for such Service, then the Parties shall negotiate in good faith to amend the Schedule relating to such impacted continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(c) A Recipient may from time to time request a reduction in part of the scope or amount of any Service that is identified on the applicable Schedule as being subject to the provisions of this Section 10.01(c). If requested to do so by Recipient, the Provider agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. If, after such discussions, the Recipient and the Provider do not agree to any requested reduction of the scope or amount of any Service and the relevant Service Charges in connection therewith, then there shall be no change to the scope or amount of any Services or Service Charges under this

Agreement. In the event that a Recipient and a Provider agreed to any reduction of Service and the relevant Service Charges, the relevant Schedule shall be updated to reflect such reduced Service. In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

(d) In connection with the termination of any Service other than the Services identified on the Schedules as not being subject to the provisions of this Section 10.01(d), if the Recipient or the Provider reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate (either in accordance with any termination notice provided pursuant to Section 10.01(b)(i) or the termination date specified in the applicable Schedule), either Party may request the other Party to extend such Service for a specified period beyond the scheduled termination of such Service (which period shall in no event be longer than ninety (90) days, a “Service Extension”) by written notice to the other Party no less than thirty (30) days prior to the date of such scheduled termination, and the Parties shall use commercially reasonable efforts to comply with such Service Extension; provided, however, that (i) there shall be no more than one (1) Service Extension with respect to each Service and (ii) the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider. Within five (5) days following either Party’s receipt of a written notice requesting a Service Extension, the Sunoco Services Manager and the SunCoke Services Manager shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service, and (y) determine the costs and expenses (which shall not include any Service Charges payable under this Agreement), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 10.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any applicable Termination Charges, which shall be payable only in the event that the Recipient terminates any Service (x) prior to the expiration of the applicable minimum service period or (y) without providing the requisite early termination notice, in each case, as set forth in the Schedule relating to such Service. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VIII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article IX, Article X, Article XI, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and any applicable Termination Charges payable pursuant to the early termination of a Service prior to the minimum service period provided in the applicable Schedule, shall continue to survive indefinitely.

Section 10.03. Force Majeure. (a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, however, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any Termination Charges in connection therewith.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 11.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article VII and the content of the Services provided to the Recipient.

Section 11.03. Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (“Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature.

(c) Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as are binding upon such Party in advance of the disclosure of any such Confidential Information to them.

(d) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 11.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 11.05. Notices. Except with respect to routine communications by the Sunoco Services Manager and SunCoke Services Manager under Section 2.05, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.05):

(i)	if to Sunoco:

Sunoco, Inc.
1735 Market Street, Suite LL
Philadelphia, PA 19103
Attn: Chief Financial Officer

with a copy to:

Sunoco, Inc.
1735 Market Street, Suite LL
Philadelphia, PA 19103
Attn: General Counsel

(ii)	if to SunCoke:

SunCoke Energy, Inc.
1011 Warrenville Road
6th Floor
Lisle, IL 60532
Attn: Chief Financial Officer

with a copy to:

SunCoke Energy, Inc.
1011 Warrenville Road
6th Floor
Lisle, IL 60532
Attn: General Counsel

Section 11.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.07. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 11.08. No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Sunoco or SunCoke, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.09. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 11.10. Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 11.11. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Sunoco and SunCoke have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.13. Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Sunoco and SunCoke, except that each Party may:

(a) assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, however, that no such assignment shall release Sunoco or SunCoke, as the case may be, from any liability or obligation under this Agreement;

(b) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is not a competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, however, that (i) no such assignment shall release Sunoco or SunCoke, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to assign such Services; and

(c) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is a competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, however, that (i) no such assignment shall release Sunoco or SunCoke, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Affiliates or (y) create a competitive disadvantage for the Provider with respect to an acquiror that is a competitor, and (iv) no Party shall be obligated to provide any such assigned Services to an acquiror that is a competitor if the provision of such assigned Services to such acquiror would disrupt the operation of such Party’s businesses or create a competitive disadvantage for such Party with respect to such acquiror;

Section 11.14. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either Sunoco or SunCoke or their Affiliates shall have any liability for any obligations or liabilities of Sunoco or SunCoke, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SUNOCO, INC.

By:	/s/ Brian P. MacDonald
	Name:	Brian P. MacDonald
	Title:	Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY, INC.

By:	/s/ Denise R. Cade
	Name:	Denise R. Cade
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Schedule A

Sunoco Services

Unless otherwise specified below, for a period commencing on the IPO Closing Date, and ending on the Distribution Date, Sunoco, Inc. (“Sunoco”) will provide the following services to SunCoke Energy, Inc. (“SunCoke”), upon the request of SunCoke, at the monthly Service Charge described in Article VI of this Agreement, with such increases or reductions thereto, or such additional fees and expenses, as may be agreed upon by the parties.

1.	Information Technology Services:

•

Network Access: Sunoco will maintain current user accounts and intranet and network access privileges through its active directory servers. The Service Charge paid by SunCoke to Sunoco will reflect the monthly cost to Sunoco of maintaining and managing the SunCoke Network links. Sunoco will facilitate timely separation of active directory, electronic mail and intranet and network access privileges. Sunoco will provide SunCoke with use of, and access to, active directory, electronic mail and intranet until July 1, 2011. The Parties anticipate that the network links to SunCoke’s various subsidiary cokemaking operations will be disconnected and fully disabled on or before August 1, 2011; provided, however, that such disconnection may be delayed in response to unforeseen operational or logistical issues.

•

Financial Reporting: Sunoco will maintain relevant access points and connectivity to permit SunCoke to access applicable financial reporting programs, including but not limited to: FAMIS, Maximo and eMOC. The network link from the SunCoke Datacenter to Wipro Tempe Datacenter will be operational along with a firewall, until FAMIS, Maximo and eMOC are no longer required. SunCoke will pay Sunoco a one time setup fee for the firewall, and a monthly fee for ongoing management of the firewall.

•

Certain Historical Financial Data: Sunoco also will provide continuing access, for a period ending on the date that is the five (5) year anniversary of the Distribution Date, to historical financial information relating to SunCoke and its subsidiaries contained in Sunoco’s financial reporting programs. Sunoco will provide reasonable assistance, during normal business hours, with any data export needed with regard to historical financial information of SunCoke.

•

Sunoco Applicant Tracking Software (ATS): Sunoco will provide access to the HRSmart software and database, utilized by SunCoke for posting job descriptions, reviewing resumés of external and internal job applicants, and tracking the progress of applicants through the screening and interview phases.

•

Other IT infrastructure: During the period in which SunCoke remains a “controlled company” of Sunoco (as such term is defined by regulation of the applicable exchange on which SunCoke’s common stock is listed for trading), Sunoco will provide access to the following functionalities: IT Systems support for Sunoco HELPDESK and Pi operations application.

2.	Treasury Services:

•	Advice and consultation: Sunoco will provide advice and assistance, from time to time, on the following matters:

•	Cash management: Administrative and processing matters, e.g., transfer of funds by wire to and from existing bank accounts at SunCoke and its subsidiaries.

•

Debt administration: Establishment of debt repayment schedules; satisfaction of debt compliance obligations, according to applicable covenant requirements; structuring and arranging of financial transactions (e.g., bank credit facilities, project financing, etc.); and analysis and management of credit risk (including counter-party credit risk).

•	Shareholder administration: Communication with transfer agent and registrar for SunCoke common stock, regarding movement of shares.

3.	Risk Management and Insurance Services:

•	Advice and consultation. Sunoco will provide consultation and advice, as requested by SunCoke, on risk management and insurance services.

4.	Legal Services: Sunoco will provide such advice and consultation, as needed to enable SunCoke to assume full management of the following matters:

•

Public company compliance. Development of procedures to comply with periodic public reporting requirements of the U.S. securities laws; exchange listing and trading rules; internal business conduct compliance policies; general corporate governance and corporate secretarial matters.

•	HR Legal. EEO compliance, and labor and employment compliance issues that pre-date the initial public offering of SunCoke common stock.

•	Other matters. SunCoke litigation matters (except for environmental litigation) outstanding on the closing date for the initial public offering of SunCoke common stock.

5.	Tax Services:

•

Preparation of tax returns. Sunoco will assist SunCoke Energy with the preparation and filing of required tax returns by providing the requisite access to such historical financial, operational and other data as may be desirable or necessary in connection with the preparation of such tax returns; provided, however, that all tax services and agreements related to tax filings are to be governed by that certain Tax Sharing Agreement by and between Sunoco, Inc. and SunCoke Energy, Inc., dated as of July 18, 2011.

6.	Internal Audit Services:

•	Audit supervision and assistance: Sunoco will:

•

Planned internal audits. Perform internal audits of identified SunCoke activity, in accordance with the annual audit plan provided to the Chief Financial Officer of SunCoke and approved by the Audit Committee of Sunoco’s Board of Directors.

•	Consultation. Be available for consultation to assist and review SunCoke’s development of its controls over financial disclosure and reporting, and other internal controls.

7.	Other Matters:

•

Sunoco, as requested by SunCoke, will provide advice and assistance, in a manner consistent with past practice, on the following matters (the actual scope of such advice and assistance to be mutually agreed upon by the parties prior to the provision of any such services):

•	Public relations, media and communications advice

•	Government affairs (e.g., tax credit legislation) consultation.

•	Health, environment & safety audit services.

•

Medical Review and Executive Wellness and Medical Onboarding programs. SunCoke will continue to have access to the services of third-party medical providers contracted by Sunoco to conduct employment drug screens and physicals for SunCoke employees, and Sunoco’s Corporate Medical Director will continue to oversee such activities.

•	Certain travel-related services, including aviation services. SunCoke Energy will be charged an amount relating to, e.g., lease of corporate aircraft and costs relating to flight crew and maintenance.

•

Prudential Relocation Services. Sunoco will permit SunCoke (as a named subsidiary under Sunoco’s master contract with Prudential Relocation Services) to utilize the services of Prudential Relocation Services for relocation of SunCoke employees.

•	Sunoco‘s membership in the PJM Interconnection LLC regional electric transmission organization.

Schedule B

SunCoke Services

[None]

B-1

Exhibit I

Services Managers

1.	Initial SunCoke Services Manager:

Martin R. Titus
Vice President, Global Sourcing and Information Technology
SunCoke Energy, Inc.

2.	Initial Sunoco Services Manager:

M. Charmian Uy
Vice President and Treasurer
Sunoco, Inc.

I-1